Exhibit 99.1

Press Release

Investor and Media Contact: Whitney Finch

Vice President of Corporate Communications

813.421.7694

wfinch@walterinvestment.com

FOR IMMEDIATE RELEASE

June 8, 2016

Walter Investment Management Corp. names former senior General Electric and Citigroup Executive, George M. Awad, Executive Chairman and Interim CEO

Effective June 30, Denmar J. Dixon will resign as CEO and director and assume an advisory role;

Daniel G. Beltzman will relinquish chairman role and remain a director

(Tampa, Fla.) - Walter Investment Management Corp. (NYSE: WAC) (“Walter” or the “Company”) today announced its board of directors has appointed George M. Awad, a veteran consumer finance executive who has held senior roles at General Electric and Citigroup, as executive chairman and interim CEO of the Company, effective June 30, 2016. Denmar J. Dixon will resign as CEO and Vice Chairman and will continue to help the Company in an advisory role. Daniel G. Beltzman will step down as chairman but remain on the board of directors.

“As we continue with our transformation of the Company, we believe Walter will benefit greatly from George’s leadership” said Beltzman. “We are fortunate to have an executive of George’s caliber and experience join the team to guide Walter through the next stages of its transformation. George is a talented consumer finance leader with a proven track record for execution. He has the experience and skill-set needed to lead our efforts in re-engineering processes designed to reduce costs and improve revenue opportunities which we believe will strengthen our financial position and increase shareholder value. George is a values-driven leader and, having spent the majority of his career in consumer focused businesses understands that people – employees and customers - are central to success.”

Awad, a principal at the wealth management firm Gibraltar Capital, is a veteran consumer finance executive with more than two decades of experience at General Electric and Citigroup. Awad held multiple leadership positions in Citibank including CEO of Global Consumer Bank in Europe Middle East and Africa. His other roles at Citi included CEO of North America Cards and CEO of Consumer Finance for Citi Holdings, where he oversaw a successful turnaround.

Before joining Citi, Awad spent 18 years at GE, where he helped lead GE Money to significant organic earnings growth. There, he managed an expansion effort that led to the addition of more than 2,000 branches and the introduction of numerous valuable new products. His previous positions at General Electric included general management, business development and sales roles throughout the U.S., Asia and the UK.

Said Awad, “I see a tremendous opportunity at Walter. This company has a strong operating platform and a team of mission-driven people who want to make a difference in the lives of millions of Americans who haven’t been served well by traditional banks. The road ahead will have challenges, but I believe if we accept these challenges and hold ourselves accountable for our performance, we can build a world-class, customer-focused company that ensures repeat business for recurring mortgage needs.”

Dixon has served on Walter’s board of directors since 2009 and joined the management team in 2010. He assumed the CEO post in October 2015. “We thank Denmar for his hard work, dedication and years of service,” said Beltzman. “Denmar’s leadership was instrumental in Walter’s significant growth, positioning in the market and in assembling the quality companies that comprise the platform today. Denmar is a true believer in the value and prospects for the Company and he has helped us set the stage for our transformation. ”

“I believe change can be a powerful catalyst for accomplishment. While this was a difficult decision to make personally, I believe it was the right one for both Walter and for me at this time. I look forward to working with George and the team to achieve a seamless transition and assist the company in achieving its true value and potential,” said Dixon.

The board has retained an outside firm to assist with the permanent CEO search.

About George M. Awad

George M. Awad founded and is the principal of Gibraltar Capital Corporation, a wealth management and advisory firm providing investment and business advice to wealthy, internationally-based families. He is a highly accomplished executive with exceptional operating experience in running large, global businesses across the full suite of consumer financial services products, including senior leadership roles with GE Capital (1988-2006) and Citigroup, Inc. (2006-2011), with focus on domestic and global markets. Most recently, Mr. Awad served as CEO, Consumer Finance for Citigroup, with prior positions as CEO, North America Cards and CEO, Global Consumer Group EMEA. He has served as a director of TransUnion since November 2013. Mr. Awad received his MBA in Finance from the University of Pittsburgh in Pennsylvania and holds a B.S. in Civil Engineering from the American University of Beirut.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., the Company has approximately 5,700 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “targets,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and in our other filings with the SEC.

In addition, this press release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.